Exhibit 99.2

AUTOBYTEL INC.

Moderator:        Jeff Coats
February 26, 2015
5:00 p.m. ET

Operator:	This is conference number 82791859.

Good afternoon everyone, and thank you for participating in today's conference call to discuss Autobytel's financial results for the fourth quarter and full year ended December 31, 2014.

Joining us today are Autobytel's President and CEO, Jeff Coats, the company's CFO, Curt DeWalt, the company's Senior Vice President of Business Analysis and Websites, Kim Boren, and the Company's outside investor relations adviser, Cody Slach with Liolios Group.

Following their remarks, we'll open the call for your questions.

As a reminder, today's call is being recorded.  I’d now like to turn the call over to Mr. Slach for some introductory comments.

Cody Slach:	Thank you, Ben.

Before I introduce Jeff, I’ll remind you that during today's call, including the question-and-answer session, any projections and forward looking statements made regarding future events or Autobytel's future financial performance are covered by the safe harbor statements contained in today's press release, the slides accompanying this presentation, and the Company's public filings with the SEC.  Actual events may differ materially from those forward looking statements.

Specifically, please refer to the Company's Form 10-K for the year ended December 31, 2014, which was filed prior to this call, as well as other filings made by Autobytel with the SEC from time to time.  These filings identify factors that could cause results to differ materially from those forward looking statements.

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call.  The slides can be accessed by clicking on the link in today's press release or by visiting Autobytel's website at autobytel.com.  When there, go to “Investor Relations” and then click on “Events & Presentations.”

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Please also note that during this call and/or in the accompanying slides, management will be disclosing EBITDA, adjusted EBITDA, adjusted EBITDA per diluted share, non-GAAP income and non-GAAP EPS, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today's press release and/or in the slides which are posted in the Company's website.

And with that, I will now turn the call over to Jeff.  Jeff?

Jeff Coats:
Thank you, Cody.  Good afternoon, everyone.  Thank you for joining us today to discuss our fourth quarter and full year 2014 results.  We are pleased to note that we either achieved or exceeded our Q4 guidance on all metrics.

2014 was a pivotal year as we generated increases in nearly every metric of our business, most notably record revenues, an 84% increase in non-GAAP income, and a 30% increase in lead volume.  This performance reflected the significant expansion of our dealer footprint as well as improvement in the quality of our leads.

Strategically, we made great strides in 2014 with the successful acquisition and integration of AutoUSA, as well as the advancement of several new product offerings that continue to gain market traction.  We are also beginning to experience meaningful contributions from our commercial relationship with AutoWeb, which is driving growth in our advertising business.

As announced over a month ago, we promoted Kim Boren to Chief Financial Officer to succeed Curt effective April 1, 2015.

Curt has served as an exceptional finance executive for Autobytel and was instrumental to our progress and growth over the last 7.5 years.  We thank him for his service and appreciate his assistance during this transition and wish him all the best in his future endeavors.

As many of you know, Kim was a member of Autobytel's financial analysis and planning group from July 2007 to June 2009 and rejoined the Company in April 2010 as our Senior Director of Financial Planning and Analytics.  After a series of promotions, Kim was most recently the Company's Senior Vice President of Business Analysis and Websites, a position she has held since February 2014.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Kim has the full confidence of the senior management and board of directors, and we all look forward to working with her in this new role.

Now I'd like to turn the call over to Curt as he introduces Kim on her well-deserved appointment.  Curt?

Curt DeWalt:	Thanks, Jeff.

I’ve thoroughly enjoyed my 7 ½ years at Autobytel, 6 as CFO, and I'm appreciative of the opportunity to contribute to the Autobytel team in its turnaround.  While entering the next chapter of my life, I'm happy to serve the Company in a consultative capacity to assist in its continued success.  Nevertheless, with Kim and the financial team in place, I'm confident that I leave the Company in very capable hands.

Now I'd like to introduce Kim and have her take us through the important details of our financial results for the fourth quarter.  Kim?

Kim Boren:
Thanks Curt, and good afternoon everyone.  For those of you following along with our earnings presentation, on Slide 4 you can see our fourth quarter revenues increased 26% to $26.0 million compared to the prior year.

This was largely driven by 23% growth in automotive leads and services.  The increase reflects the ongoing demand from automotive dealers, our retail channel, which rose 52% to $11.3 million.  This channel continues to benefit from our AutoUSA acquisition, strong internally-generated lead supply and increases in our average selling price.  Revenues from auto manufacturers, our wholesale channel, grew 3% to $11.5 million during the fourth quarter.

Advertising revenues were $1.6 million, up 50% on a sequential basis and 127% compared with last year, as we continue to optimize our relationship with Jumpstart and generated a higher volume of page views.  Our increase in advertising revenue was also driven by growth in our commercial relationship with AutoWeb, which is beginning to meaningfully contribute to our results.

Page views more than doubled versus the fourth quarter of 2013.  The reason for the increase is twofold.  First, we generated an increase in traffic, a primary driver of which was Google's Panda release in May which was designed to help boost quality content sites like Autobytel.com.  Second, page views per visit increased as a result of our continued optimization of content to provide users with a more engaging experience on our site, demonstrating the effectiveness of our ongoing content and video investments.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Moving now to Slide 5, you’ll see that we delivered approximately 1.6 million automotive leads during the fourth quarter, a 17% increase over last year.  Retail new leads increased 43%, while used leads increased 87%.  67% of the leads were delivered to the wholesale channel with the remaining 33% to the retail channel.

We delivered nearly 92,000 specialty finance leads during the 2014 fourth quarter, up from 77,000 in the corresponding year-ago period, reflecting our continued efforts to ease supply constraints.  Specialty finance lead revenue grew to $1.6 million for the fourth quarter, an increase of 14% from the same quarter last year.

On Slide 6, I'd like to point you to an approximate 29% improvement in gross profit, which grew to $10.4 million from the 2014 fourth quarter.  Gross margin was 40.0%, a year-over-year improvement of 90 basis points.

The improvement continues to reflect the delivery of a higher percentage of internally-generated leads to former AutoUSA dealers and leveraged purchasing power from our outside suppliers for those dealers.  It's also worth noting that our advertising revenue through Jumpstart currently flows through to our P&L at approximately 99% margins, while advertising revenue from our AutoWeb relationship flows through at 100% margins.  As this segment of our business continues to grow, we anticipate seeing the incremental benefit contribute to our bottom line.

Total operating expenses were $8.5 million or 32.5% of total revenues, compared with $7.2 million, or 34.8%, for the same quarter last year.  While the majority of the dollar increase is related to sales and marketing expenses associated with the acquisition of AutoUSA and activities in the SaleMove program, our 230 basis point improvement in operating margins reflects our internal operating efficiencies and prudent cost management of AutoUSA.

On a GAAP, basis net income was $1.1 million or $0.11 per diluted share compared to $36.1 million or $3.26 per diluted share from last year's fourth quarter.

As you may recall, net income in the fourth quarter of 2013 included a one-time benefit of $35.5 million, or approximately $3.20 per diluted share, for the release of a valuation allowance against our deferred tax assets.  Excluding this benefit, year-over-year net income increased a healthy 69%.

Due to the valuation allowance release, we now have a higher effective tax rate provision for book purposes than we've had in the past.  However, this increase will not impact cash due to the utilization of NOL tax credits.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

We are including non-GAAP financial information to help investors better understand Autobytel's financial performance given this higher tax rate provision.  As such, on Slide 7 you’ll see that non-GAAP income, which adds back amortization on acquired intangibles, non-cash stock-based compensation, acquisition costs, litigation settlements and income taxes, increased 107% to $2.5 million or $0.23 per diluted share.

Our cash and cash equivalents balance grew to $20.7 million at year end 2014, up from $18.9 million at the end of 2013.  Cash provided by operations for the 2014 fourth quarter increased 43% to $2.3 million compared to $1.6 million in the prior year quarter.  For 2014, cash flow from operations increased 82% to $7.9 million versus $4.3 million in 2013.

During the fourth quarter, we repurchased 164,028 shares at an average price of $10.85 per share under our stock repurchase plan.  Approximately $1.2 million remains available for repurchase under our repurchase program.  The timing and the actual number of repurchases of additional shares, if any, under our repurchase program is in the sole discretion of the Company and is dependent upon a variety of factors including regulatory compliance and corporate considerations.  A significant factor that we consider in evaluating repurchases is the impact under our Tax Benefit Preservation Plan and on the use of our net operating loss carryovers and other tax attributes under Section 382 of the Internal Revenue Code.

Now, I'll turn the call back over to Jeff.  Jeff?

Jeff Coats:	Thank you, Kim.

As I mentioned earlier, we are very pleased with our 2014 results, particularly our record revenue, 39% annual gross margin and 84% growth in non-GAAP income.  As indicated on Slide 8, our total lead volume in 2014 improved to a record $6.6 million, up 30% from $5.1 million in 2013.  Based on our IHS data, as you can see on Slide 10, we estimate that consumers submitting leads that we delivered to our customers accounted for over 4% of all light vehicle sales in the United States in 2014.

Referenced in Slide 11, our total active dealer count at December 31st was 4,154, up 15% from last year's fourth quarter, but down from 4,522 at the end of the third quarter as a result of AutoUSA's higher than average dealer churn, combined with the usual seasonal fourth quarter reduction in dealer marketing budgets.  Our current dealer franchise footprint only represents 13% of the 31,609 franchises in the United States at the end of 2014, as reported by Urban Science, leaving a significant growth opportunity for our business.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

As I've mentioned in past calls, our business plan expected the dealer churn from AutoUSA, along with a commensurate decline in retail revenue from AutoUSA dealers.  By expanding our dealer retention staff and improving our retention processes, we are seeing positive results, and churn is continuing to stabilize.  We expect churn to bottom out this year and to once again see growth in dealer count.  With that said, retail new leads per dealer was up 22% year-over-year in the fourth quarter of 2014, and retail used leads per dealer was up 59% in the same period, illustrating our shift to focus on larger, more profitable dealer relationships as opposed to focusing purely on dealer count.  This is reflective, in part, of the larger relationships we have retained with many of the 900 or so overlap dealers from the AutoUSA acquisition.  In addition, we have successfully expanded AutoUSA's gross margin from 25% when we acquired it to 39% today, falling in line with our expectations and the rest of our business.

On Slide 12, you’ll note that for several of our OEM customers, we estimate that consumers submitting leads that we delivered to these OEMs and their dealers accounted for over 6% of their respective total retail sales in 2014.

You can also see that we experienced healthy organic growth last year as most of our existing OEM relationships significantly expanded their leads programs with us.  Overall, OEMs increased their lead purchases by 30% from Autobytel in 2014, and in fact, after one major OEM reviewed its business rules it increased the monthly volume of leads purchased from Autobytel by over 300%.

The ramp within our existing client base demonstrates that what we believe is the pent up demand for our high quality leads, especially as OEMs and dealers are becoming increasingly cognizant of the ROI they provide.  This realization is largely due to our unique relationship with IHS Automotive, formerly R.L. Polk.  As indicated on Slide 13, our estimated average buy rate for Autobytel internally-generated leads in the fourth quarter was 18%.

We believe this high buy rate from our new car leads is actually conservative.  Not all sales can be matched given that many consumers buy outside the 90-day measurement window, buy a used car instead, or register a vehicle under a different name than the original lead submission.  So the 18% buy rate may very well be higher.

Autobytel's high quality leads were the gold standard in the early years of the automotive internet, and we believe our leads are once again being acknowledged as the gold standard today.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

I'd like to provide a little more color on our relationship with IHS and why it's so important to not just Autobytel but to all third party lead providers and customers.

We believe third party leads have been the standard in our industry for many years.  However, from time to time, new products and services are introduced that take the focus away from third party lead generation as a profitable way to sell cars to in-market buyers.  Dealers and OEMs may decide to temporarily pull back on their third party programs to test these new approaches.

However, it's important to note that dealers and OEMs acknowledge that a significant percentage of consumers will do research on third party sites like Autobytel, and accordingly, relationships with high quality lead sources typically are maintained.  Anecdotally, we know that a significant number of dealers and OEMs tend to return to purchasing increased volumes of high quality leads after comparing the ROI they receive from other forms of marketing.

Until recently, credible validation of the value of third party leads was not possible because there was no established way to independently track this information.  However, through our relationship with IHS we can now derive a buy rate for our leads through actual registration data from all 50 state DMVs.  We can even let dealers know when they lose a customer to another competitor in the market.  This information is not only pertinent to our services, but dealers can now gain a better understanding of the performance of their own sales teams.

While our core new car leads continue to drive growth, there is a significant opportunity to expand our used car leads business, which will be a major focal point for 2015.  We believe it's much easier to finance a used car today than ever before, especially given current interest rates.  Used car sales in the U.S. are also roughly two to three times that of new car sales, providing us with a large opportunity.   It's worth noting that used car leads only represent about 15% of our total leads business today.  We plan to tackle this vast opportunity similar to how we've grown our new car leads business by enhancing the technology of our used car lead generation activities, particularly through our SEM operations.  This will allow us to generate an increasing volume of high quality used car leads at very attractive margins similar to our new car lead generation.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Another significant growth opportunity in 2015 is the advancement of our mobile offerings.  On Slide 14, you'll see our various mobile products currently being offered.  TextShield, the centerpiece of our mobile suite, continues to gain market traction.  In March, we plan to launch our newest enhancement to our cutting edge TextShield product, which will enable dealers to receive mobile text messages from in-market consumers on their existing dealership landlines, a significant innovation.  Needless to say, the consumer car shopping experience continues to evolve, and it's becoming all the more important for dealers to accommodate consumers through mobile and text based applications.  We've already received strong initial interest from dealers regarding this new lead management system for text.  We plan to continue to advance our mobile products and expect this part of our business to meaningfully contribute in 2015.

Another key focus of this year will be dealer facing marketing as well as education and training.  As I noted earlier, both new and used car leads per dealer increased significantly year-over-year in Q4, which reinforces that the better we can educate our dealer customers, the better they will understand our true value proposition and the high return on investment we believe our high quality leads can provide, especially relative to our competitors, and typically increased.  I'm sure many of you may be familiar with the version of the pay per sale model currently being pursued in the market by one of our competitors and the $299 cost to dealers per new car sold and $399 per car sold under this model.  In addition to these high fees, this model gets between the dealer and the consumer on actual vehicle price, which also takes additional profit out of the dealers' pockets.  We continue to hear anecdotally from many of our dealer customers that they maintain higher gross profit per sale from Autobytel leads than they do from this version of the pay per sale model.  Our dealer marketing and education activities this year will be designed to highlight these differences and ensure our dealers understand the higher ROI they should achieve from Autobytel leads.

On Slide 15, you'll see how our pay per lead model compares with pay per sale.  At our estimated average current buy rate of 18% for leads we deliver to our dealer customers, the hypothetical pay per sale in our model is about $120 assuming a $22 price per lead.  Even at an 8% average dealer close rate, which is significantly less than our high quality leads, but more in line with other lead providers, the equivalent pay per sale is only $275.  It's also worth noting that the cost of our used car leads is currently only about $1 to $2 more than our new car leads.  This creates a significant margin opportunity for used car dealers given the lower pay per sale economics from our leads and the higher profit generally made on used cars compared to new cars.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

We continue to be excited about our strategic investment in and commercial relationship with AutoWeb, a company whose platform enables specialized targeting to high intent online car shoppers while allowing advertisers to optimize their campaigns efficiently.  The company's website, which is still in beta mode, allows shoppers to use search criteria, including preferred monthly payment, vehicle type, make, model and MSRP.  Over the last twelve months, they've been averaging 1.5 million searches per month, a number that has been growing significantly and is expected to continue to grow.

Given this momentum, AutoWeb is now beginning to meaningfully contribute to our advertising results.  AutoWeb has announced that it expects to generate more than $10 million in revenue this year from $0 in 2013, implying a very high growth rate.  While our current ownership is approximately 16%, we also have an option through mid-September 2015 to purchase additional shares at the price of our initial investment, which would increase our ownership to approximately 22%.

In recent news, many of you may have noticed that we made a small strategic investment in a company called GoMoto, which is a provider of hardware and SaaS services that enables consumer to interact with car shopping kiosks, or hubs, inside of a dealership.  These hubs allow car buyers to independently explore vehicles and promotions while at the dealership without having to engage with a salesperson if they're not quite yet ready.  The large screen in-store displays powered by GoMoto turns up the volume on the iPad shopping experience that exists today.  In addition to browsing inventory and building vehicles, consumers can value their trade-in, research sales and specials, and even look into financing and warranty information.  When a consumer is ready or has incremental questions, they can then utilize a salesperson that is just footsteps away at their convenience.  We will be providing GoMoto with access to our content and video libraries to further enhance this in-store experience.  This investment is just another avenue for growth and an incremental step to enhance the overall car buying and selling experience by connecting dealers and consumers in real time as often as possible.

As you can see on Slide 16, both retail and total light vehicle sales are expected to be 14 million and 17 million, respectively, in 2015.  The February retail seasonally adjusted annual run rate, or SAAR, is expected to be 13.5 million units, which is down 300 units from January 2015, but up 1.1 million units stronger than February 2014.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Although the bar chart on Slide 16 shows the deceleration in U.S. retail light vehicle sales, as I have stated before, we do consider our business somewhat insulated to market downturns, so if sales do slow in 2015 dealers would likely turn to the highest ROI activities available to sell more cars, which we believe includes Autobytel leads.

Now moving on to our outlook for 2015… we are constantly looking for more effective ways for our shareholders to think about the Company. The leads business can be characterized by seasonal and/or intermittent fluctuations that can occur not only on a quarterly basis but also monthly or even weekly.  In order to smooth these often times episodic fluctuations we are moving forward with full year guidance.  With that being said, we expect fiscal year 2015 revenue to range between $114 million and $120 million, representing an increase of approximately 7% to 13% from 2014.  These conservative expectations take into consideration last week's J.D. Power LMC study, which as I just discussed, expects industry sales growth to decelerate to 3%, as well as December and January SAAR coming in below industry expectations.  We also expect non-GAAP diluted EPS in the fiscal year 2015 to range between $0.97 and $1.16 as compared to $0.83 in 2014, representing an increase of approximately 17% to 40%.  This healthy non-GAAP EPS growth is a function of some of the very high margin revenues from advertising, AutoWeb, as well as our other dealer products.

Using our annual outlook for 2015 as context, we encourage our investors to keep in mind that the first quarter of 2015 is the first quarter that we compare against the acquisition of AutoUSA.  As most of you are aware by now, Q1 of 2014 (the first quarter of our ownership) reflected revenue that we expected to diminish due to higher than average dealer churn and intercompany eliminations, since we were already supplying leads to AutoUSA before the acquisition.  Today, AutoUSA's current annual revenue run rate is approximately $16 million and contributing gross margin that continues to improve and stabilize falling closer in line with our core leads business.  So we'd like our investors to be appropriately sensitive to these year-over-year revenue comparisons in Q1 and Q2.  At the same time, we remain bullish about the full year.

Our primary focus for 2015, as always, is to provide value to all of our customers, which we believe will ultimately translate to enhanced value for our stockholders.  Through the continued growth of our dealer footprint, high quality leads and value added products, we expect to carry our momentum through 2015 and capitalize on the evolving consumer and automotive marketplace.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

At this time we'd like to open the call to questions.

Operator:	Thank you, sir.

Ladies and gentlemen on the phone lines, if you would like to ask a question, please press star and then one now.  If your question has been answered, or you would like to remove yourself from the queue for any reason, you may press the pound key.  Again, for a question, please press star and then one now.

And our first question will come from Eric Martinuzzi of Lake Street Capital.  Your line is open.  Please proceed.

Eric Martinuzzi:
Thanks for taking the questions.  Congratulations on the new position Kim, and Curt I enjoyed working with you.  The 2015 outlook here, I appreciate the full year color.  That's helpful. I think that's what we were kind of expecting. I am kind of feeling around in the dark though, given the year-on-year compare with AutoUSA there.

I know the comps get a little bit easier in the back half of the year, but can you get more granular, even to the point of does the business grow Q1 2015 versus Q1 2014?  Can you speak-- if you can't give us that level of insight, just some kind of seasonality, just because I know Q1's probably the toughest one for me to model.

Jeff Coats:
Q1 will be the toughest comparison, Eric, as we had a full quarter of the largest number of the AutoUSA dealers, some of which churned off during Q1 and then continued to churn off during Q2, as well as we had a full quarter--probably a full quarter and a half of the revenue from that OEM customer that ended up pulling back in Q2 that we've since recovered some from.  So it'll be a pretty straightforward comparison.

There will not be a lot of growth in Q1.  In fact it will be flat in Q1 to possibly down a little bit, but strong on the bottom line and good margins.

Eric Martinuzzi:
Okay.  That's helpful. And then as I look to, I guess, AutoWeb, you've used the word meaningful in characterizing the success of that business and your participation in it.  I know there's a difference between meaningful and material, at least from an accounting perspective.  At the midpoint of what you've talked about for 2015, you hope to do $117 million.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

In my mind, a material contribution would be somewhere around 10%.  I don't know, maybe 5%, but when you talk about breaking that out later on in the year, what's your yardstick for breaking it out?  Is it the 5% of revenue?  Is it the 10% of revenue?  Is it a gross profit percentage?

Jeff Coats:
It would probably be more at the 5% level.  We would not expect to hit the 5% level in 2015 based on what we understand about their current growth plans.  However, they're an early stage company.  They could end up growing faster than expected, and if so, that would translate into additional revenue for us.  We do expect to see some nice low 7-digit numbers coming from AutoWeb this year.

Eric Martinuzzi:
Okay.  And the last question for me. What is the timing of the investment there?  I think your option is $2.5 million.  When do you pull the trigger on that investment given that you've got between now and September?

Jeff Coats:
We'll probably pull that trigger sometime in the summer, I would think, perhaps second quarter.  There's no real rush in doing it.  It is $2.5 million.  It's the same valuation as our initial investment, and I think we have until September 18th to pull that trigger.

Eric Martinuzzi:	Okay. Congrats on the quarter.

Jeff Coats:	Thank you.

Operator:	Thank you. Our next question comes from the line of Sameet Sinha of B. Riley. Your line is open. Please proceed.

Austin Drake:
Good afternoon.  This is Austin on for Sameet.  Just a couple questions here.  On the Q3 call you had indicated that one small OEM relationship could be ramping and could become a major source of growth.  Can you update us on that?  And then secondly, where do your NOLs stand at the end of the year? Thanks.

Jeff Coats:
I'll answer the OEM question.  We have seen a significant increase with one of the major OEMs.  It did begin ramping in Q4, and we are seeing continued nice growth as we roll into Q1.  So we are seeing that.  Curt, you want to answer the--.

Curt DeWalt:	On the NOLs, we have $94 million of federal NOLs and $59 million of state NOLs.

Austin Drake:	Okay. Thank you. Congrats on the quarter.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Jeff Coats:	Thank you.

Operator:	Thank you. Our next question comes from the line of Ed Woo of Ascendiant Capital. Your line is open. Please go ahead.

Ed Woo:
Yes, I’d also would like to send my congrats to Kim, and also Curt, wish you good luck in your new endeavors.  I think it was a very good quarter.  I just want to have a little bit more color on your relationship with AutoWeb.  Do they--what exactly is your relationship, and also can you provide any comments on any changes in your valuation since you guys made your investment?

Jeff Coats:
We have not made any adjustments to the value of the investment.  We did make an incremental investment in AutoWeb in the fourth quarter.  It's detailed in the K that we just filed before we did the call today.

So, we did take essentially our pro rata piece in the round that they raised during the fourth quarter, which is how we've maintained our approximately 16% ownership level.  And I'm sorry, what was the first part of your question, Ed?

Ed Woo:
Yes, so exactly – for AutoWeb, they are also a lead generation website as well.  So how do you guys -- I guess I wanted to just get a little better understanding of how do you guys work with them, the lead generation?

Kim Boren:
Sure.  So we worked very closely with them as they put their site up and enabled that lead generation, and to my knowledge, we are the primary beneficiary, if not the only beneficiary, of the lead flow coming off of their site.  So it's a very close partnership from that perspective.

Curt DeWalt:	So there's both the lead revenue and advertising revenue.

Kim Boren:	Correct.

Ed Woo:
Okay.  Thank you.  That clears things up.  And then the other question I had is we've seen low oil prices seem to be persisting -- well, maybe not in California recently, but generally low crude prices, low oil prices across the board.  How has that impacted your forecast for auto sales in 2015?

Jeff Coats:	You know, Ed, we have expected to see the major analysts like J.D. Power increase their expectations for 2015. Their initial estimates, I think, were for something between 1% and 2% growth in 2015.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

It was ultimately increased to 3%, but that's about half of the growth rate for 2014.  I think it has a lot to do with coming up to the magic 17 million units sold per year, which is a combination of retail and fleet, that gets you the overall sales number.

I think also there's just some concern with regard to -- financing is fully available in the market today, but as many people will have noticed, the CFPB is going after the commercial banks that actually either provide automotive financing or buy automotive loans from dealers who make those loans, and there's just a lot of, I'd say, concern and kind of a lack of knowledge as to where all of that is ultimately going, especially since to my knowledge the CFPB in its charter is not supposed to be involved in auto financing.

So I think it's just a variety of things. I would say the drop in oil prices, one would have thought would have increased the sales numbers for 2015, but we've not seen that.  What we have seen is an increase in large SUV sales and pickup truck sales pretty strongly in the fourth quarter and rolling into 2015, which of course are where a lot of the manufacturers and dealers make most of their profits because those are very high margin vehicles.

Ed Woo:	Great. Do you have any differentiations in terms of price per leads based on the model of the cars, or is it just an average price for cars?

Jeff Coats:	The way the leads industry has developed in the automotive sector is that it's pretty much a flat price per vehicle. It doesn't matter whether or not it's for a Mercedes 550 or a Volkswagen Beetle.

Ed Woo:	Great. Well, thanks for clarifying that also, and good luck.

Jeff Coats:	Thank you, Ed.

Operator:	Thank you.

And once again, ladies and gentlemen, if you would like to ask a question, please press star and then one.

Our next question comes from the line of Patrick Lin of Primarius Capital.  Your line is open.  Please go ahead.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

Patrick Lin:
Hi there.  I just wanted to echo the others and congrats on the quarter.  Jeff and Cody, I think this is probably the best put together conference call that I've heard in a long, long time, so keep the good work going.  And good luck to Curt, and congrats to Kim.  My question is Jeff, you guys have done a great job over the last several years also investing and acquiring in either third party companies to bring in-house or partnering like AutoWeb., and I'm wondering if you have things in the pipeline to do more of these accretive deals, and also what does the pipeline look like for this type of activity?  Thank you.

Jeff Coats:
Thank you, Patrick.  Yes, we constantly have our eyes open.  We are constantly looking for interesting opportunities, but probably even more favorable than that, given some of the investments we've made, particularly AutoWeb and doing AutoUSA last year and some of the other investments, we've developed a bit of a reputation as being a forward-looking technology player, and so we are fortunate that we get to see a lot of investment opportunities these days, which helps keep our technology on the cutting edge and our ability to look at some of the newest business models that are out there.  So we are constantly looking for that as well as for just outright acquisitions.

As you know, I can't really comment on anything in detail, but we have found this a very good way to help us in terms of being able to help connect dealers and consumers more often with some of the investments we've made, so we do continue to look for those opportunities.

Patrick Lin:
Thank you.  I was just curious in terms of the environment though, whether with the economy having improved the valuations out there and the number of opportunities out there, maybe just give a little color in terms of the trend.

Jeff Coats:
I'd say there's probably more opportunities.  The valuations -- some of the -- it depends on kind of the part of the automotive industry somebody is looking at as to how high or not the valuations are.  I would say we've been pretty fortunate so far because as a truly strategic investor who has a dealer-facing sales force and relationships with all of the manufacturers and essentially all of the major dealer groups, we can open a lot of doors.  We can really help some of these companies promulgate their technology and/or increase their footprint, and so we're able to generally drive pretty good terms on our investments.

Autobytel Inc.
Moderator: Jeff Coats
02-26-15/5:00 p.m. ET
Confirmation # 82791859

So, I think we'll probably continue to see valuations continue to rise.  Certainly we see that across most markets these days, but we've got a little bit of a benefit in terms of our strategic nature, so it helps us to balance that and occasionally get better deals than we would have otherwise.

Patrick Lin:	Thank you very much, and as a final thought, I just wanted to say thanks for continuing to buy back shares and would encourage the board to continue to do the buyback once this is done.

Jeff Coats:
Thank you.  Well, as we noted in the remarks, one of the considerations that we always have to take into account when looking at buying back shares at the corporate level are the impact it will have on pushing our shareholders that are close to 4.9% either to or beyond that threshold.  If we inadvertently do that and push them to 5% we will unfortunately add negatively to our 382 calculations which could cause us to lose the ability to utilize large chunks of our NOLs.  So we're very careful about that.

We have -- based on the way the calculations are done by one of the outside large accounting firms for us, we do see availability to do things periodically, and as that occurs, I'm sure the board will continue to take that into account as we look at the opportunity to buy more shares in the future.

Patrick Lin:	Perfect. Thank you.

Jeff Coats:	Thank you.

Operator:	Thank you, and this does conclude our Q and A session.

I’d now like to turn the call back over to Mr. Coats for closing remarks.

Jeff Coats:	Thank you. Thanks everybody for joining us today on the call.

I want to thank our really great team of employees scattered across the country for a great 2014 also.  We look forward to speaking with all of our investors and analysts as we move forward during the months ahead.

Thank you very much.  Goodbye.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect. Have a great rest of your day.
END

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Safe Harbor Statement and Non-GAAP Disclosures

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, statements that (i) the Company expects that dealer churn will bottom out in 2015 and that dealer count will grow again in 2015; (ii) used car leads will be a major focal point for the Company in 2015 and that the Company plans to tackle this opportunity similar to how it has grown its new car leads business – by enhancing the technology of the Company's used car lead generation activities, particularly through our SEM operations; (iii) in March 2015 the Company plans to launch its newest enhancements to its TextShield product; (iv) the Company plans to continue to advance its mobile products and expects this part of its business to meaningfully contribute in 2015; (v) the Company's dealer marketing and education activities in 2015 will be designed to highlight the differences between versions of the pay-per-sale model pursued by competitors and the Company's pay-per-lead model and to ensure that dealers understand the higher ROIs that they should achieve from the Company's leads; (vi) if retail automotive sales slow in 2015, the Company's dealer customers will likely turn to the highest ROI activities available to sell more cars, which the Company believes includes Company leads; (vii) the Company expects that fiscal year 2015 revenue will range between $114 million and $120 million, representing an increase of approximately 7% to 13% from 2014, and that non-GAAP diluted EPS in fiscal year 2015 will range between $0.97 and $1.16, compared to $0.83 in 2014; and (viii) the Company's expectation that, through the continued growth of its dealer footprint, high-quality leads and value-added products, it will continue its momentum through 2015 and capitalize on the evolving consumer and automotive marketplace, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the Company's stock.

This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slides 6 and 7 of this presentation. Autobytel's management believes that these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are better metrics for monitoring the Company's performance given the Company's net operating loss (NOL) tax credits and recent acquisitions. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

Copyright © 2015 Autobytel Inc.
Pg 2
autobytel

Overview

- Q4 2014 revenue grew 26% versus Q4 2013; Full Year 2014 grew 36%
- Q4 2014 automotive leads and services revenue grew 23% over last year's fourth quarter; Full year grew 38%
- Retail new leads invoiced per dealer was up 22% Y-O-Y in the 4th quarter of 2014; Retail used leads invoiced per dealer was up 59% same period
- Gross profit increased 29% Y-O-Y for Q4 2014 and 37% for the full year
- Net income increased 69% excluding a one time tax benefit Y-O-Y for the fourth quarter and over 28% for the full year
- Non-GAAP income increased 107%, to $0.23 per diluted share, for the fourth quarter; Full year grew 84% to $0.83 per diluted share

Strong Revenue and Non-GAAP Income growth

Copyright © 2015 Autobytel Inc.

Pg 3

autobytel

Quarterly Revenue Results

Revenue and Automotive Lead Volume
Revenue ($M)
Automotive Lead Volume (M)
30
25
20
15
10
5
0
2.7
2.4
2.1
1.8
1.5
1.2
0.9
0.6
0.3
16.7
15.7
17.5
16.9
18.3
17.8
21.6
20.7
27.0
25.9
27.4
26.0
Q112
Q212
Q312
Q412
Q113
Q213
Q313
Q413
Q114
Q214
Q314
Q414
Retail Dealer Automotive
OEM/Wholesale Automotive
Specialty Finance
Website Advertising
Automotive Lead Volume

Retail Dealer Automotive includes "Other Revenue"

- Q4 automotive retail dealer revenue, which includes "other revenue," increased 52% Y-O-Y as a result of the AutoUSA acquisition, coupled with strong sales of internally-generated leads
- Q4 website advertising revenue was up 127% Y-O-Y due to both stronger sales on a higher volume of page views and AutoWeb click revenue
- Specialty finance revenue increased 14% Y-O-Y, primarily due to increased sales from improved lead supply

Copyright © 2015 Autobytel Inc.

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autobytel

Lead Volume

Automotive Lead Volume
2.0M
1.6M
1.2M
0.8M
0.4M
0.0M
1.1
0.9
1.1
1.1
1.2
1.1
1.4
1.4
1.7
1.6
1.7
1.6
Q112
Q212
Q312
Q412
Q113
Q213
Q313
Q413
Q114
Q214
Q314
Q414
Retail New
Retail Used
OEM / Wholesale

- Total lead volume up 17% on strong retail supply, the AutoUSA acquisition, and strong demand from retail used
  - Q4 2014 Retail New Lead volume increased 43% Y-O-Y
  - Q4 2014 Retail Used Lead volume increased over 87% Y-O-Y

Copyright © 2015 Autobytel Inc.

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autobytel

Financial Overview

	2013				2014				YTD	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2013	2014
Revenue ($M)	$18.3	$17.8	$21.6	$20.7	$27.0	$25.9	$27.4	$26.0	$78.4	$106.3
Gross Profit ($M)	$6.6	$7.0	$8.8	$8.1	$10.1	$10.3	$11.0	$10.4	$30.4	$41.8
Gross Margin	36.1%	39.1%	40.7%	39.1%	37.4%	39.8%	40.2%	40.0%	38.9%	39.3%
Operating Expenses ($M)	$6.6	$6.4	$7.4	$7.2	$9.3	$8.9	$9.0	$8.5	$27.6	$35.7
Operating Margin	0.0%	3.2%	6.4%	4.3%	2.8%	5.6%	7.3%	7.4%	3.6%	5.8%
Net Income ($M)	$0.3	$0.4	$1.3	$36.1 [3]	$0.4	$0.8	$1.1	$1.1	$38.1	$3.4
GAAP EPS Diluted	$0.04	$0.04	$0.13	$3.26 [3]	$0.04	$0.08	$0.11	$0.11	$3.61	$0.32
Non-GAAP Income ($M) [1]	$0.9	$0.9	$2.1	$1.2	$2.1	$2.1	$2.5	$2.5	$5.1	$9.3
Non-GAAP EPS [2]	$0.09	$0.10	$0.20	$0.11	$0.21	$0.19	$0.23	$0.23	$0.48	$0.83
Cash ($M)	$14.7	$15.8	$17.4	$18.9	$19.3	$20.5	$22.3	$20.7	$18.9	$20.7
Cash Flow From Operations ($M)	($0.4)	$1.3	$1.8	$1.6	$0.9	$1.9	$2.8	$2.3	$4.3	$7.9
Closing Stock Price	$4.34	$4.77	$7.17	$15.13	$12.43	$13.11	$8.59	$10.90	$15.13	$10.90

1. Non-GAAP Income is equal to net income, plus amortization of acquired intangibles, non-cash stock compensation, taxes, and acquisition related expenses, plus litigation settlements. See slide 7 for reconciliation.
2. Non-GAAP EPS is non-GAAP income divided by weighted average diluted shares outstanding. See slide 7 for reconciliation.
3. Q4 2013 net income and GAAP EPS diluted were effected by a one-time tax reversal. The figures for the period excluding the one-time tax treatment would have been $0.7M and $0.06, respectively.

Above financials are impacted by rounding to the nearest $0.1M

Significant Growth in Revenue, Profit and Non-GAAP EPS

Copyright © 2015 Autobytel Inc.

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autobytel

Adjusted EBITDA and Non-GAAP Diluted EPS

	2013				2014				YTD	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2013	2014
Net Income ($M)	$0.3	$0.4	$1.3	$36.1	$0.4	$0.8	$1.1	$1.1	$38.1	$3.4
Net Interest ($M)	$0.1	$0.1	$0.1	$0.1	$0.2	$0.2	$0.2	$0.2	$0.3	$0.7
Depreciation & Amortization ($M)	$0.5	$0.5	$0.5	$0.3	$0.5	$0.5	$0.6	$0.6	$1.9	$2.2
Taxes ($M)	$0.1	$0.1	$0.1	($35.4)	$0.2	$0.5	$0.7	$0.6	($35.1)	$2.0
EBITDA ($M) [1]	$1.0	$1.1	$2.0	$1.2	$1.3	$2.0	$2.6	$2.5	$5.3	$8.4
Non-Cash Stock Compensation ($M)	$0.2	$0.2	$0.2	$0.1	$0.3	$0.4	$0.4	$0.4	$0.7	$1.4
Acquisition Expenses ($M)	$0.0	$0.0	$0.3	$0.2	$1.0	$0.1	$0.0	$0.0	$0.5	$1.1
Adjusted EBITDA ($M) [2]	$1.2	$1.3	$2.4	$1.6	$2.6	$2.5	$2.9	$2.9	$6.4	$10.9
Weighted Average Diluted Shares (k)	9,076	9,133	10,586	11,105	10,282	11,271	11,099	11,066	10,616	11,212
Adjusted EBITDA Diluted EPS [3]	$0.13	$0.14	$0.23	$0.14	$0.25	$0.22	$0.27	$0.26	$0.61	$0.97

	2013				2014				YTD	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2013	2014
Net Income ($M)	$0.3	$0.4	$1.3	$36.1	$0.4	$0.8	$1.1	$1.1	$38.1	$3.4
Amortization of Acquired Intangibles ($M)	$0.3	$0.3	$0.3	$0.2	$0.3	$0.4	$0.4	$0.4	$1.1	$1.5
Non-Cash Stock Compensation ($M)	$0.2	$0.2	$0.2	$0.1	$0.3	$0.4	$0.4	$0.4	$0.7	$1.4
Taxes ($M)	$0.1	$0.1	$0.1	($35.4)	$0.2	$0.5	$0.7	$0.6	($35.1)	$2.0
Litigation Settlements ($M)	($0.1)	($0.1)	($0.1)	($0.1)	($0.1)	($0.0)	($0.0)	($0.0)	($0.3)	($0.1)
Acquisition Expenses ($M)	$0.0	$0.0	$0.3	$0.2	$1.0	$0.1	$0.0	$0.0	$0.5	$1.1
Non-GAAP Income ($M)	$0.9	$0.9	$2.1	$1.2	$2.1	$2.1	$2.5	$2.5	$5.1	$9.3
Weighted Average Diluted Shares (k)	9,076	9,133	10,586	11,105	10,282	11,271	11,099	11,066	10,616	11,212
Non-GAAP EPS	$0.09	$0.10	$0.20	$0.11	$0.21	$0.19	$0.23	$0.23	$0.48	$0.83

Full Year Non-GAAP Income up 84%; Non-GAAP EPS up 74%

Above financials are impacted by rounding to the nearest $0.1M

1. EBITDA is equal to Net income before Interest, Taxes, and Depreciation and Amortization
2. Adjusted EBITDA is equal to Net income before Interest, Taxes, and Depreciation and Amortization plus Non-Cash Stock Compensation and Acquisition related expenses
3. Adjusted EBITDA Per Diluted Share is Adjusted EBITDA divided by weighted average diluted shares outstanding

Copyright © 2015 Autobytel Inc.

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autobytel

Strong Growth in Auto Lead Volume

Automotive Lead Volume (k)
2,723
1,260
1,463
2,937
1,741
1,196
3,892
2,758
1,134
4,156
2,926
1,230
5,105
3,720
1,385
6,637
4,333
2,303
2009
2010
2011
2012
2013
2014
Retail
OEM / Wholesale
20% CAGR

- Automotive lead volume has grown at a CAGR of 20% since 2009 when US Light Vehicle Sales reached a low point during the recession
- Retail automotive lead volume continued to grow in 2014 primarily as a result of the AutoUSA acquisition, coupled with continued demand for our higher quality leads

Copyright © 2015 Autobytel Inc.

Pg 8

Annual Revenue Results

Revenue Results
120
100
80
60
40
20
0
Revenue ($M)
52.9
6.5
5.3
12.6
28.5
51.5
3.8
6.7
17.6
23.4
63.8
3.8
7.4
29.4
23.1
66.8
3.5
6.2
31.6
25.5
78.4
3.3
6.3
40.1
28.7
106.3
4.2
7.0
46.6
48.5
2009
2010
2011
2012
2013
2014
+36%
+16%
+69%
Retail Dealer Automotive
Wholesale/OEM Automotive
Specialty Finance
Website Advertising

- 2014 retail dealer automotive revenue up 69% primarily as a result of the AutoUSA acquisition, coupled with industry growth and strong sales of internally-generated leads
- OEM/Wholesale automotive revenue increased 16% with strong demand across nearly all programs, coupled with a major OEM starting a lead program with Autobytel as a primary supplier
- Specialty finance lead revenue grew 11% primarily due to increased sales from improved lead supply

Copyright © 2015 Autobytel Inc.

Pg 9

autobytel

Autobytel Consumers Purchase Vehicles

US LV Retail Sales from Autobytel Consumers
388,578
3.8% of US LV Retail Sales
435,221
3.7% of US LV Retail Sales
501,688
3.9% of US LV Retail Sales
584,800
4.3% of US LV Retail Sales
2011
2012
2013
2014 Est.

2014 Estimate based on actual % of US LV Retail Sales for the first six months of 2014 multiplied by JD. Power forecasted US LV Retail Sales for 2014

- IHS Automotive conducted annual studies analyzing Autobytel's 2011, 2012, 2013 and 2014 June YTD leads compared with US Light Vehicle Retail Sales
- Consumers submitting leads through the Autobytel network accounted for over 1.6M new retail sales, or approximately 4% of all US Light Vehicle Retail Sales, for each of the three and a half years analyzed
- From 2011 through June 2014, consumers submitting leads through the Autobytel network accounted for approximately 3.3 million new and used car sales

Autobytel Consumers Accounted for ~4% of Annual US LV Retail Sales

Copyright © 2015 Autobytel Inc.

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autobytel

Dealer Count

Autobytel Dealer Franchises
5,500
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
3,292
3,582
3,535
3,539
3,555
3,626
3,597
3,613
5,035
4,731
4,522
4,154
Q112
Q212
Q312
Q412
Q113
Q213
Q313
Q413
Q114
Q214
Q314
Q414
Retail New Franchises
Retail Used Franchises

- Autobytel dealer count up 15% over Q4 2013, as a result of the AutoUSA acquisition; Retail new franchises up over 14% and retail used up 16%
- Historically, AutoUSA churn was double that of Autobytel; Dealer count was expected to fluctuate as AutoUSA dealer franchises integrated into the Autobytel retention process

Investment In Retention Process Stabilizing Churn in Q4'14

Copyright © 2015 Autobytel Inc.

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autobytel

Retail Sales % by OEM

Sales from Autobytel Leads as a % of OEM Retail Sales
Hyundai 6.2% 6.6%
Kia 6.1% 6.8%
Mazda 5.8% 6.2%
Subaru 5.6% 6.6%
Nissan 5.3% 5.5%
Toyota 5.0% 5.0%
Honda 4.6% 5.9%
Mitsubishi 4.4% 5.4%
Volvo 4.4% 4.7%
VW 4.0% 4.7%
Industry Average 3.9% 4.3%
Buick 3.9% 4.2%
Chevrolet 3.2% 3.3%
Ford 3.0% 3.1%
Chrysler Brands 2.2% 2.7%
2013
2014 June YTD

- Approximately 4% of all retail new car sales in the U.S. in 2013 and June YTD 2014 were from consumers who submitted a lead through the Autobytel network
- Broken down by brand, several OEMs saw Autobytel consumers accounting for 5-7% of their total sales

Quality Third Party Leads Essential to OEMs and Dealerships

Copyright © 2015 Autobytel Inc.
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autobytel

Buy Rate Detail

IHS Automotive* Lead Conversion Data
(Consumers who Submitted a New Vehicle Lead and Bought New)
72% of leads sold
28% of leads sold
22%
18%
11%
9%
11%
3%
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Purchased
Competitor / Supplier 1
Competitor / Supplier 2
Competitor / Supplier 3

*IHS acquired R.L. Polk in 2013. Estimated buy rates are calculated using a 3 month rolling average of 90 day close rates

- Internally-generated Autobytel leads close significantly higher than other 3rd party leads purchased by Autobytel
- Approximately 72% of total Autobytel lead volume is internally-generated
- "All ABTL Internally-Generated" includes leads from autobytel.com as well as leads generated from SEM campaigns and our other sites
- "Other 3rd Party Purchased" includes all 3rd party leads purchased by Autobytel

Autobytel Internally Generated Leads Buy Rate is 3x Estimated Industry Average of 6-8%

Copyright © 2015 Autobytel Inc.

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autobytel

Mobile

autobytel mobile

Mobile Websites
Award winning mobile sites convert traffic into real time leads

TextShield®
Enables 2-way text conversations in a centralized and controlled environment

Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

Apps
Features and functionality that allow dealerships to stay engaged with their customers by having them download a Dealer Branded App

Text CBAUTO TO 50123 To speak to a Sales Rep

Text Message Marketing
Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio advertising and dealership websites

TextShield Gateway is the Centerpiece of the complete Mobile Suite

2014 Chevrolet Cruze LS
Send To Phone

Send2Phone
Enables consumers to send tactical mobile landing pages to their cell phones via SMS. These efficient mobile sites can focus on vehicle listing detail dealership information or product detail

TextShield Enhancements Will Enable Dealers to Receive Texts on Their Existing Landlines

Copyright © 2015 Autobytel Inc.

Pg 14

autobytel

Cost-per-Lead vs. Cost-per-Sale

Effective Cost-per-Sale per Dealer Close Rate
$399
$299
$367
$275
$220
$147
$110
Used Cost Per Sale Price
New Cost per Sale Price
6% Dealer Close Rate
8% Dealer Close Rate
10% Dealer Close Rate
15% Dealer Close Rate
20% Dealer Close Rate

Autobytel Internally-Generated Leads Estimated Buy Rate is 18 – 22%

- Autobytel's cost per lead model brings favorable ROI to its dealers due to Autobytel's high conversion rates
- For example, if a dealer purchases 100 leads at $22.00 per lead from Autobytel, and then sells 8 vehicles, the dealer's cost-per-sale would equate to $275, while the cost-per-sale to the dealer from some of our competitors is between $299 - $399
- The higher the conversion rate, the greater the price disparity becomes
- Vehicle pricing determined by dealer and consumer in Autobytel's model

Purchasing Leads From Autobytel Generates a Favorable ROI

Copyright © 2015 Autobytel Inc.

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autobytel

Retail Auto Sales Forecast

US Light Vehicle Retail Sales History and Forecast (Millions)
US LV Sales
US Retail LV Sales
-2%
16.1
-18%
13.2
-21%
10.4
+12%
11.6
+9%
12.7
+14%
14.5
+8%
15.6
+6%
16.5
+3%
17.0
-2%
12.8
-17%
10.6
-19%
8.6
+7%
9.2
+12%
10.3
+14%
11.7
+9%
12.8
+6%
13.6
+3%
14.0
2007A
2008A
2009A
2010A
2011A
2012A
2013A
2014A
2015E

- As reported by J.D. Power and LMC Automotive, for the month of February 2015, US Light Vehicle Retail SAAR is projected to come in at 13.5M, down from 13.8M in January 2015; February 2015 Retail US Light Vehicle sales were projected to be over 1.0M units, up 9% over prior year
- As of February 2015, LMC Automotive 2015 Retail US Light Vehicle Sales Forecast held at 14.0M

*US Light Vehicle (LV) Sales includes fleet sales, while US Retail Light Vehicle (LV) Sales does not include fleet sales

Autobytel Set to Exceed Industry Growth

Copyright © 2015 Autobytel Inc.

Pg 16

autobytel

GoMoto Digital Hub

WITH GOMOTO
GOmoto

Digital Hub & Mobile Suite

GoMoto's cloud-based Digital Hub and Mobile platform is an interactive digital solution for dealer showrooms and service centers designed to drive customer engagement and increase conversion

Virtual Product Specialist

Bridges the gap between a dealer's sales personnel, traditional print collateral, and online advertising in a large-format, easy to use interface.

Cloud-Based, Plug and Play

All that's required is an electrical outlet. The tower is powered by LTE wireless technology and is remotely monitored and administered through GoMoto's cloud platform.

Research, Compare, Discover

Provides customers access to comprehensive vehicle information and prevailing promotional campaigns direct from the manufacturer.

Inventory On-Demand

Pre-loaded with a dealer's full inventory of new and used vehicles. Immediately call up decentralized inventory without the constraints of tablet size or crowding around a desktop monitor.

VOLVO
Ford

Increased Consumer Interaction at the Dealership Level

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Strategic Focus

- Leveraging commercial relationship with AutoWeb to deliver greater results
- Further expanding internal lead generation team to drive growth
- Increasing retail sales team to capture additional market opportunities, as well as to leverage our successful retention and rewind procedures for legacy AutoUSA dealers
- Continuing investment in original written and video content on autobytel.com and brand advertising to increase organic traffic
- Ongoing enhancement of lead quality to drive revenue growth, market share, and gross margin expansion
- Focusing on new dealer product innovation to continue strengthening our role as an important strategic partner to our dealers
- Expanding sales and marketing for Autobytel Mobile and TextShield, SaleMove, and Payment Pro

Building Value for Stockholders

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